Exhibit 10.1
ARBITRON INC.
Amended and Restated
Schedule of Non-Employee Director Compensation1

Annual Retainer Fee	$30,000

Lead Independent Director Additional Annual Retainer	$25,000

Committee Chair Retainer	Audit Committee: $20,000
Other Committees: $10,000

Board Meeting Fees (In person or by telephone)	$1,500

Committee Meeting Fees (In person)	$1,500

Committee Meeting Fees (By telephone)	$750

Initial Deferred Stock Unit Awards	Each newly elected non-employee director will receive a one-time grant of 4,500 deferred stock units, which deferred stock units will vest in three equal installments of 1,500 deferred stock units over a three-year period and will be payable following the director’s termination of service as a director of the Company.

Annual Option Awards	Beginning the year after initial election to the board of directors, each continuing non-employee director will receive an annual grant of $100,000 worth of stock options based on a Black-Scholes valuation calculated using the closing price of the Company’s common stock on the grant date. The exercise price per share of each option granted will be equal to 100% of the fair market value of the underlying Company common stock on the date the option is granted, which is equal to the closing price of the Company’s common stock on such date. These options will become exercisable in full six months after the date of grant and will expire 10 years from the date of grant.

[1]	All cash retainer fees and meeting fees payable to non-employee directors may be paid, at the election of each director, in the form of deferred stock units or may be paid, at the election of each director, in the form of stock options, in each case in lieu of cash.